FOR IMMEDIATE RELEASE

CONTACT:
Kent Jenkins Jr. Vice President, Communications AMERIGROUP Corporation	Julie Loftus Trudell Vice President, Investor Relations AMERIGROUP Corporation

757-518-3671 757-321-3597

AMERIGROUP Completes Acquisition of CarePlus Health Plan;
Adds Over $200 Million in Annualized Revenue
AMERIGROUP Membership Now Exceeds 1 Million

VIRGINIA BEACH, Va. (January 3, 2005) – AMERIGROUP Corporation (NYSE: AGP) announced today that it has completed the previously announced acquisition of CarePlus Health Plan, one of the largest Medicaid managed care organizations in New York City, and has received appropriate regulatory approvals. The acquisition was effective January 1, 2005.

The CarePlus acquisition provides AMERIGROUP with about 115,000 members served by New York’s Medicaid, Child Health Plus and Family Health Plus programs. The purchase also will add over $200 million in annualized revenues to AMERIGROUP.

This purchase increases AMERIGROUP’s total membership to more than 1 million and marks the Company’s entry into its seventh state. CarePlus’ service area includes New York City (Brooklyn, Manhattan, Queens and Staten Island) and Putnam County. CarePlus is also authorized to offer a managed long-term care program in New York City.

“A key feature of AMERIGROUP’s growth strategy has always been to move into major urban areas, and New York has long been at the top of our list,” said Jeffrey L. McWaters, AMERIGROUP chairman and chief executive officer. “The acquisition of CarePlus enables us to take full advantage of significant growth opportunities and it will further strengthen AMERIGROUP’s presence in the Northeast.”

“With more than $40 billion in Medicaid expenditures a year, New York State is the nation’s largest Medicaid market, and the State has recognized the positive contributions that Medicaid managed care provides its citizens,” McWaters continued. “We look forward to building on CarePlus’ quality service and award-winning programs.”

“Like AMERIGROUP, CarePlus has always been a strong organization with a history of consistent growth,” said Karin Ajmani, who has served as president of CarePlus and will continue to lead AMERIGROUP operations in New York. “We are delighted to join AMERIGROUP, the nation’s leader in Medicaid managed care. Our combined organization will be able to increase our members’ access to quality healthcare and offer more innovations to our members, providers and State partners.”

In other Company news, AMERIGROUP has been named one of “America’s Best Managed Companies” by Forbes magazine. In its annual survey of the country’s most successful businesses, which appears in its January 10 edition, Forbes cites 26 companies as leaders in specific sectors of the American economy. Forbes singles out AMERIGROUP as the best managed company in the healthcare equipment and services category, a group that includes the major health insurers and a diverse array of other healthcare concerns.

Headquartered in Virginia Beach, Virginia, AMERIGROUP Corporation is a multi-state managed healthcare company that is focused on serving people who receive benefits through such publicly sponsored programs as Medicaid, State Children’s Health Insurance Program (SCHIP) and FamilyCare. The Company operates plans in New York, New Jersey, Maryland, Illinois, Florida, Texas and the District of Columbia. For more information, please contact Kent Jenkins at 757-518-3671 or visit the Company’s web site at www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements, including statements related to expected 2004 and 2005 performance such as membership, revenues, same-store premium revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date, purchase price, estimated membership levels and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on            March 9, 2004, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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